EXHIBIT 99.1

Rockwell Collins announces fiscal year 2007 financial guidance

  Fiscal year 2007 revenues projected to increase approximately 10% and be in the range of $4.2 billion to $4.3 billion
  Fiscal year 2007 earnings per share projected to increase approximately 16% and be in the range of $3.05 to $3.15

CEDAR RAPIDS, Iowa (Sept. 15, 2006) -- Rockwell Collins, Inc. (NYSE: COL) today reaffirmed its fiscal year 2006 full year financial guidance of earnings per share in the range of $2.65 to $2.70 and cash provided by operating activities of about $550 million, and narrowed its projection of total company revenues to be about $3.85 billion, the mid-point of the previous revenue guidance range of $3.8 billion to $3.9 billion. All other elements of the company's financial guidance for fiscal year 2006 remain unchanged and are summarized in the fiscal year 2006 and 2007 financial guidance summary table later in this press release.

For fiscal year 2007, the company anticipates earnings per share in the range of $3.05 to $3.15 on revenues totaling between $4.2 billion and $4.3 billion. This represents expected year-over-year increases of approximately 16% and 10%, respectively. Cash flow from operations is forecasted to be approximately $600 million.

"We expect fiscal year 2007 to be our fourth consecutive year of double-digit revenue growth and earnings per share growth at a rate well in excess of sales," said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. "This level of performance is enabled by our balanced and efficient business model, as growth in our commercial markets overtakes a slower growing, but still very robust defense market. Highlighting these projections is that both Commercial and Government Systems will enjoy share gains which allow them to outpace the growth rates of their underlying markets," concluded Jones, noting that share gains impacting 2007 revenues will include initial Boeing 787 equipment deliveries, airline selectable avionics equipment, new business jet avionics and cabin systems, as well as the Joint Tactical Radio System (JTRS) program and the modernization of military helicopter electronics systems.

Details related to the projected performance of the company's Commercial and Government Systems businesses for fiscal year 2007 are as follows:

  Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, is projected to increase revenues in the range of 12% to 14%. In addition to the positive impact of market share gains, double-digit growth in both original equipment manufacturer (OEM) and aftermarket avionics and cabin electronics revenues is based in part on the following market dynamic and company specific assumptions:
    An approximate 11% increase in new air transport, business, and regional aircraft production rates will lead to higher revenues from airlines and aircraft OEMs.
    New product offerings, out-of-warranty installed base expansion, and continuing strong global economic conditions and corporate profitability will drive higher aftermarket revenues.

In-flight entertainment revenues will be flat as higher aftermarket systems upgrade revenues are expected to be offset by lower original equipment line-fit revenues.
  Government Systems, which provides aviation electronics, navigation and precision guidance, communications and simulation systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, is expected to grow revenues in the range of 7% to 9%. A continuing shift in demand toward programs aimed at enabling network-centric operations and enhanced situational awareness, as well as weapons systems modernization, will more than offset anticipated lower demand for certain legacy products and systems. The higher Government Systems revenues are expected to be led by double-digit revenue increases from programs comprising its higher growth areas, including:
    JTRS and other advanced communications development programs in the transformational defense communications growth area.
    The Future Combat System Integrated Computer System development program and various military helicopter electronics systems modernization programs in the open systems architecture growth area.
    The Defense Advanced Global Positioning System Receiver (DAGR) production program and other navigation and precision guidance development and production programs in the area of next-generation GPS solutions.
  Incremental visualization systems revenues from the Evans & Sutherland simulation business (E&S) acquired in May 2006 will contribute approximately 1 percentage point of Commercial Systems' revenue growth and approximately 1.5 percentage points of Government Systems' revenue growth.
  Commercial Systems fiscal year 2007 segment operating margins are expected to increase by approximately 150 basis points and be in the range of 21% to 22% as compared to forecasted operating margins of about 20% for fiscal year 2006. The positive impact of higher revenues, productivity gains, and lower pension expense, will more than offset higher company funded research and development costs as a percent of sales and incremental lower margin E&S revenues.
  Government Systems fiscal year 2007 segment operating margins are expected to be in the range of 19% to 20% as compared to 19% to 19.5% for fiscal year 2006. The positive impact of lower pension costs and holding company funded research & development and selling, general and administrative costs essentially flat, will be partially offset by incremental lower margin E&S revenues.

Other assumptions integral to the development of the company's projected segment operating margin, earnings per share and cash flow performance for fiscal year 2007 are as follows:

  Net defined benefit and defined contribution pension plan costs will decrease by approximately $30 million. The decrease is due to the impact of an increase in the defined benefit pension plan valuation discount rate to 6.5% from 5.3% and lower defined benefit pension plan service cost more than offsetting the incremental cost of approximately $30 million for a new defined contribution pension plan as U.S. salaried and non-union hourly employees transition to accruing retirement income benefits under the new defined contribution pension plan.
  Research and development (R&D) expenditures are planned to be about $800 million, or about 19% of total revenues; a 10% increase from the $725 million of projected fiscal year 2006 R&D expenditures. Company-funded projects should represent about 7.7% of total sales in fiscal year 2007 as compared to 7.2% of total sales in fiscal year 2006, with the remainder coming from customer-funded initiatives.
  The company's effective income tax rate is expected to be in the range of 31.5% to 32%. The rate fully comprehends the net negative impact of the repeal and replacement of the Extraterritorial Income Exclusion, which provides a tax benefit on export sales, and assumes a full year of benefit from the Federal Research and Development Tax Credit. The availability of the Federal Research and Development Tax Credit expired on December 31, 2005 and legislation extending its availability beyond that date has yet to be enacted.
  Projected cash flow from operations for fiscal year 2007 is expected to be about $600 million compared to about $550 million for fiscal year 2006. The positive impact of higher net income and improved working capital performance will more than offset higher qualified pension plan contributions and income tax payments. Fiscal year 2007 voluntary qualified defined benefit pension plan contributions are planned to be $75 million, compared to $50 million in fiscal year 2006.

The following table provides a complete summary of the company's financial guidance for fiscal year 2006 and 2007.

Fiscal Year
	2006	2007
Total sales	about $3.85 Bil.	$4.2 to $4.3 Bil.
Segment sales growth(1):
-- Commercial Systems	About 10%	12% - 14%
-- Government Systems	about 14%	7% - 9%
Segment operating margins(2):
-- Commercial Systems	about 20%	21% to 22%
-- Government Systems	19% to 19.5%	19% to 20%
Earnings per share	$2.65 to $2.70(3)	$3.05 to $3.15
Cash flow from operations	about $550 Mil.	about $600 Mil.
Research & development costs	about $725 Mil.	about $800 Mil.
Capital expenditures	about $140 Mil.	about $140 Mil.

  Projected growth rate over prior fiscal year projected sales.
  Segment operating margins exclude the impact of stock-based compensation expense.
  Excludes the impact of nonrecurring items, including the anticipated gain on sale of Rockwell Scientific Company, LLC, an equity affiliate jointly owned by the company and Rockwell Automation, Inc. In aggregate, the impact of nonrecurring items is not expected to materially affect projected fiscal year 2006 earnings per share.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications and information management is strengthened by 17,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the continued recovery of the commercial aerospace industry and the continued support for military transformation and modernization programs; the potential adverse impact of oil prices on the commercial aerospace industry and the cost of the global war on terrorism on U.S. government military procurement expenditures and program budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; reliability of and customer satisfaction with our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain program restructuring, customer procurements, and congressional approvals; risk of contract price reductions and payment withholds related to noncompliance with U. S. Defense Department specialty metal requirements; our ability to develop contract compliant systems and products and satisfy our contractual commitments; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.
Media Contact:	Investor Contact:

Nancy Welsh	Dan Crookshank
319.431.3105	319.295.7575
nkwelsh@rockwellcollins.com	investorrelations@rockwellcollins.com